Exhibit 99.1

FBR & CO.

April 22, 2015

9:00 a.m. ET

TRANSCRIPT Q1 2015

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Company first quarter 2015 earnings call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to turn the call over to your host for today, Ms. Shannon Hawkins, Senior Vice President. Ma'am, you may begin.

Shannon Hawkins – FBR & Co. – SVP of Corporate Communications

Thank you, and good morning. This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this morning's call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings, activity in the secondary securities market, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K, quarterly reports on Form 10-Q, and in current reports on Form 8-K.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix - FBR & Co. - Chairman & CEO

Thanks Shannon and thank you to everyone for dialing in this morning. I will lead off today's call with a brief discussion of first quarter operating results and market conditions, and then I will be happy to answer any questions.

For those that follow us regularly, you know that our business is quite lumpy, particularly on a quarterly basis, and our first quarter revenue of $27 million and net loss of $2.5 million, reflect just that.

The negative market conditions that we referred to on the last call -- the decline in energy prices and reduced new issue activity, particularly within the small cap arena -- continued into 2015 and negatively impacted our first quarter investment banking and institutional brokerage revenues.

As we've transformed our business over the last few years to focus on our core equity franchise, we have worked to position FBR to weather this volatility. Our focus on expenses has led to predictability within those more controllable elements of our income statement, and significantly limits the likelihood and degree of any losses we may sustain, even in very weak revenue environments like what we've seen over the last six months.

For the first quarter of 2015, net revenues totaled $27.1 million, down from $54.4 million in the first quarter of 2014, and $28.6 million in the previous quarter.

Investment banking revenue for the first quarter was $12.7 million, compared to $36.6 million, in the first quarter of 2014, and $13.5 million in the fourth quarter of 2014. Overall, the new issue market, in areas where we have been historically most active, has been slow, underpinning the challenging environment. The first quarter of 2015 was the least active quarter over the past two years in this regard, and year-over-year activity was down over 70 percent in these sectors. Further, actual first quarter capital raises had a relatively narrow focus, with 50 percent of the transactions in the Healthcare and TMT sectors. Our expanding capabilities within those sectors should provide opportunities to participate more broadly going forward.

Within banking, our M&A and advisory team has continued to build momentum early in 2015, and revenues there are tracking close to or slightly above our full-year expectations. During the first quarter, we executed 13 transactions, which included nine capital raises, and four advisory assignments. However, we did not execute any large sole-managed book-run transactions which are always important contributors to our annual revenue. Consequently, first quarter investment banking revenues are below what we would consider normal or average for our quarterly results.

We have historically seen many of our most active period of underwriting success at FBR followed by pronounced slowdowns and  this quieter period is what we have seen and been managing through over the last six months or so. I can assure you that we have not been idle during this phase, but spent time building on our very solid, long-term performance, expanding client relationships, building our pipeline of transaction opportunities, integrating new team members, and working to reestablish overall momentum within our capital market business. As we look forward, we are optimistic that our pipeline will begin to yield more transaction activity over the balance of the year.

Forecasting our investment banking activity quarter-to-quarter will remain difficult, but we feel good about improvements to come over the course of the year. Our pipeline is growing, and we are seeing opportunities developing in both our Energy and Healthcare groups.

Institutional brokerage revenue, inclusive of securities lending was $13.7 million in the first quarter, compared to $15.1 million and $16.1 million in the first and fourth quarters of 2014, respectively.  We believe this first quarter decline (the first year-over-year decline quarterly decline in the last eight quarters), reflects a short-term shift of market share to budge bracket firms as clients work to pay for resource allocations and prime brokerage services early in the year. Early results in April have shown a rebound in activity, reinforcing our view that the Q1 decline was short-term in nature.

Within Research, we are always working to best align ourselves with our clients' needs, and consequently have been working on increasing our small cap coverage in response to client demand. At quarter end, we had close to 90 small cap names under coverage, representing 20 percent of our total coverage universe.  We estimate this will increase by over 30 percent to about 120 companies by mid-year, which should, at that point, represent 25 percent of our total research coverage.

Income from investments, including net interest and dividends contributed modestly to this quarter adding $600 thousand to revenue, compared to $2.6 million in the first quarter of 2014, and a loss of $1.1 million in the fourth quarter of last year. This year-over-year decline was driven by a combination of lower returns within the principal investment area and a net loss on a short treasury position.

Expense management continues to be a key priority, and our non-comp fixed expense level was $10.1 million in the first quarter, down from $10.6 million and $12.3 million in the first and fourth quarters of 2014, respectively. You may remember that fourth quarter of 2014 numbers were elevated primarily due to nonrecurring charges related to our move to new office space here in Arlington.

Our compensation-to-net-revenue ratio came in higher this quarter at 66 percent, driven almost entirely by lower net revenue in the quarter. Typically in quarters with lower revenue, the fixed nature of some of our compensation costs will cause this ratio to spike. Based on our current forecast, we expect that for 2015, the annual compensation ratio will trend toward our 2014 number.

In the first three months of this year, we repurchased 956,000 shares at a total cost of $24 million, accomplishing much of our planned 2015 buyback activity at a significant discount to our current tangible book value of $28.33. We have now repurchased close to 65 percent of our outstanding shares since the beginning of 2010, returning over $203 million to shareholders. We once again increased our buyback authorization at yesterday's Board meeting, in this case to 750,000 shares. Our intention remains to return at least 100 percent of earnings to shareholders annually.  Over time, the Board may consider adding additional ways to accomplish this goal, including a regular dividend to supplement our buyback activity.

We remain well-capitalized with a liquid balance sheet, one of our constant themes. Shareholder's equity was $235 million as of March 31, 2015, down from $260 million at the end of 2014, as a result of the buyback activity.

In closing, while we are clearly not satisfied with our Q1 results, our focus continues to be on improving the value we deliver to clients, which has been, and will continue to be, the key driver of our long-term success. Our team is working diligently to reestablish momentum in both our underwriting and trading businesses, and it is clear that for issuers who are looking for creative and fast-moving capital solutions, FBR continues to be a firm of choice and a place they come for market-leading ideas and execution.

I want to thank our team for their efforts during what was an active quarter although without the tangible results we are striving to deliver. I believe the hard work and client focus of our team over the last few months will become more evident over the course of 2015.

Thank you for joining us today, and operator, we will now take questions.

Operator

(Operator Instructions)

Brian Rohman, Boston Partners.

Brian Rohman - Boston Partners - Analyst

Good morning, Rick.

Rick Hendrix

Good morning, Brian. How are you?

Brian Rohman

I'm great. A couple of quick questions here. In the past, you have spoken about a breakeven revenue level. Could you talk about that?

Rick Hendrix

Sure. I would -- the breakevens obviously move around, right?

Brian Rohman

Of course.

Rick Hendrix

And depend on revenue mix and expenses that vary quarter-to-quarter. But I think where the business is running today, on a quarterly basis, breakeven is in the low to mid $30 millions in terms of revenue. And for the full year, I think a $130 million to $140 million annual revenue number is probably a good estimate of where breakeven is currently.

Brian Rohman

Okay. Second question. Headcount was down sequentially. Was that planned or unplanned? Is that managing, just talk about what happened there?

Rick Hendrix

Sure. I would say it is managing. But I expect that headcount is going to increase over the course of the year, back to the neighborhood of where we started the year. We have a class of recent college grads joining in the middle of the year. And so, that will obviously increase headcount a little bit, and we always have some level of turnover.

I would say the drop from 300 to 290 was expected and managed. Although inside of that, you are always going to have some -- what I will call, regrettable turnover, and we had a little bit of that in the first quarter. But nothing unusual or  atypical for the business.

Brian Rohman

Okay. Balance sheet question, really about the cash levels. Obviously, you bought back a lot of stock and you lost money, so both of those are going to hurt the cash levels. But if I remember from the past, isn't the first quarter a seasonally low period, because you pay out bonuses in the first quarter, or do I have that wrong?

Rick Hendrix

No. That is absolutely correct.

Brian Rohman

So you should build cash again, absent share repurchase?

Rick Hendrix

We should.

Brian Rohman

Okay. And did I catch a little body english in there saying or suggesting that you're close to done with the share repurchase for the year?

Rick Hendrix

I wouldn't say we are necessarily close to done. I would say that it's becoming more difficult to accomplish the volume of buybacks that we have been doing over the last few years through just regular market activity.

Brian Rohman

Right.

Rick Hendrix

So we have been pretty good I think, about using the authorizations that we have had in place, and obviously in the first quarter, we used essentially our entire authorization that we just put in place. But we are going to remain focused on returning capital. But it may take multiple forms, as opposed to just the buybacks.

Brian Rohman

When you say multiple forms, maybe another Dutch auction?

Rick Hendrix

I think that is possible. I think it is even possible that we would consider a dividend at some point.

Brian Rohman

Got it. And then, last question on the balance sheet.  You do not have a particularly capital-intensive business. So what's the minimum of cash you think you can operate this Company?

Rick Hendrix

Brian, there is not a magic number. I would tell you that the cash that you see on the balance sheet at the end of the first quarter, is not a number that we have a lot of appetite to go below. Having said that, we have a lot of reasonably liquid financial assets on the balance sheet in addition to that cash. So at the end of the quarter, we had around $100 million in our investment portfolio and that has reasonable liquidity within it.  We also have desk positions in some of our trading businesses that are going to vary at different points in time.

So while I wouldn't expect to see the actual cash number fall below where it is in the first quarter, for both the reason you mentioned in terms of seasonality, but also simply because we don't really want to run the business with less liquidity than that. We have multiple other sources of liquidity to make sure that we are going to maintain high cash levels.

Brian Rohman

Last question. Securities lending, which is a new business, talk about what happened?

Rick Hendrix

Sure. That is a business that we brought over in the third quarter of last year from Lazard Capital Markets. It took longer to bring them over than the group hire that we had done, but it was part of the same set of conversations. And they have come to FBR, have been onboarded, and have been growing their balances since they joined us. So we feel good about the activity level within that business.

We feel good about the transition to FBR from Lazard, and I'd expect that to be a growing business. Although I don't expect it to double or triple in size, but be a growing business over the course of 2015.

Brian Rohman

Rick, thanks a lot. Appreciate the answers.

Rick Hendrix

Right. Thanks for joining us, Brian.

Operator

(Operator Instructions)

I am showing no additional questions from the phone lines. I would like to turn the conference back over to Mr. Rick Hendrix for any closing remarks.

Rick Hendrix

Great. Thank you all for joining us this morning, and we look forward to talking to you again at the close of the second quarter. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect. Have a great rest of your day.